Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004 and 333-144820 and Form S-3 Nos. 333-119795, 333-131085 and 333-153596 of CapTerra Financial Group, Inc. and Subsidiaries of our report dated April 15, 2009 relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of CapTerra Financial Group, Inc. and Subsidiaries as of and for the year ended December 31, 2008.

/s/ Cordovano and Honeck LLP

Denver, Colorado
April 15, 2009